Exhibit 99.1

Horsehead Holding Corp. Announces Fourth Quarter 2010 Earnings

PITTSBURGH--(BUSINESS WIRE)--February 25, 2011--Horsehead Holding Corp. (Nasdaq: ZINC), reported consolidated net earnings of $14.6 million for the fourth quarter of 2010, or $0.33 per diluted share, including $7.7 million benefit, after taxes, or $0.18 per share, from insurance recovery related to the July 2010 Monaca refinery incident. This was the first quarter in which the Company recorded an insurance benefit related to this incident. Consolidated net earnings were $0.2 million, or $0.00 per diluted share, for the fourth quarter of 2009. For the year ended December 31, 2010, Horsehead had $24.8 million in consolidated net earnings, or $0.57 per diluted share, versus a net loss of $27.5 million, or $(0.73) per diluted share, for the year ended December 31, 2009.

“The fourth quarter was marked by the restart of production of zinc oxide and refined zinc metal at our refinery and the return of our smelting operation to full capacity late in the quarter. Zinc oxide shipments lagged the restart of production capability as we rebuilt inventories and resumed commercial relationships with our customers,” said Jim Hensler, President and Chief Executive Officer.

“Shipments of zinc metal were bolstered by our efforts to expand shipments beyond our traditional markets in order to partially offset the loss of zinc oxide sales while we were rebuilding the Monaca refinery. Electric arc furnace (“EAF”) dust receipts were down slightly from the third quarter as output from the steel industry softened, although we processed a record 148,000 tons of EAF dust in the fourth quarter as the full capacity of the new Barnwell plant was available for the entire period.”

“We are pleased that we have been able to resolve and therefore record a significant portion of the insurance claim relating to the Monaca refinery incident. We are still working through final resolution of the business interruption and physical damage claim with our insurance carrier,” Hensler said.

Fourth Quarter Highlights

Compared to the same quarter last year:

  Zinc metal shipments increased 8,227 tons, or 49.8%, to 24,753 tons for the quarter, offsetting an 8,005 ton decline in zinc oxide shipments.
  EAF dust receipts increased 8.6% to 126,293 tons for the quarter as steel capacity utilization improved 9.3%.
  The LME zinc price was $1.05/lb for the fourth quarter of 2010 compared to $1.00/lb for the fourth quarter of 2009. The LME nickel price was $10.70/lb for the fourth quarter of 2010 compared to $7.96 for the fourth quarter of 2009.
  Net sales increased $27.5 million, or 39.9%, to $96.3 million. Higher average price realization and the effect of higher shipment volume increased sales $2.6 million and $3.0 million, respectively. The International Metals Reclamation Company, (“INMETCO”), acquired on December 31, 2009, added $15.3 million to sales for the current quarter. Current quarter net sales were reduced by $1.3 million due to non-cash charges related to hedges. In comparison, the fourth quarter 2009 net sales were reduced by $4.5 million due to non-cash hedging charges. Shipments of waelz oxide added $4.1 million to sales for the quarter.
  Cost of sales, excluding depreciation, amortization and insurance proceeds, increased $21.8 million, or 36.1%, to $82.3 million. This increase reflects the effect of the higher shipment volume, higher recycling costs and cost of sales related to INMETCO, partially offset by an increase in EAF-based feedstock. The portion of feed to the smelter derived from EAF dust increased to 81.1% for the current quarter, compared to 66.7% for the fourth quarter of 2009 reflecting additional waelz kiln capacity added during the past twelve months and higher steel industry output. INMETCO added $9.1 million to cost of sales for the current quarter.
  During the quarter $19.3 million of income from insurance recovery was recorded based upon preliminary undisputed claims for business interruption, property damage and extra expenses associated with the Monaca refinery incident. The preliminary claim submitted by the Company to the insurer for the period from the date of the incident through December 31, 2010 was for $32.7 million. We are pursuing the balance of the claim and expect to reach a settlement in 2011. Following is a summary of the insurance effect on the quarter’s results.
$millions (except per share data)	Dec 31, 2010

Full claim made	$32.7

Undisputed portion recorded as income	19.3	(1)
Expenses related to rebuild of plant	7.0	(2)
Net effect on operating income	12.3
Tax effect	4.6
After tax effect	$7.7
Effect on earnings per diluted share	$0.18
(1)	As of December 31, 2010, $11.0 million had been received from the insurer.
(2)	Excludes $8.6 million capitalized as fixed asset additions

  Selling, general and administrative expenses decreased $1.3 million to $4.4 million. This decrease was primarily attributable to acquisition related charges of approximately $1.0 million in the prior year quarter.
  Cash generated by operating activities was $21.8 million for the quarter ended December 31, 2010 reflecting primarily the higher operating performance partially offset by an increase in inventory. Investing activities, primarily capital spending, during the quarter used $8.4 million of cash as $13.3 million of capital spending was partially offset by a $4.9 million reduction in restricted cash. Cash and cash equivalents were $109.6 million, after excluding $26.4 million of restricted cash, as of December 31, 2010, with $0.3 million of debt.

Shipments and Production Data

	Quarter ended Dec 31,		Year ended Dec 31,
	2010	2009	2010	2009
Zinc production - tons	30,177	30,781	123,743	105,725
Zinc product shipments - tons	31,691	31,483	136,661	118,242
Zinc contained - tons	30,322	28,514	126,720	107,470
Net sales realization
Zinc products – per lb	$1.02	$0.96	$0.99	$0.76
Zinc products – per lb zinc contained	$1.06	$1.06	$1.07	$0.84
EAF dust receipts - tons	126,293	116,265	531,714	408,967
Nickel remelt alloy shipments – tons	7,404	6,673	26,997	24,862
LME average zinc price – per lb	$1.05	$1.00	$0.98	$0.75
LME average nickel price – per lb	$10.70	$7.96	$9.89	$6.67

Business Outlook

Hensler added, “The level of our EAF dust receipts continues to be paced by the output from the steel industry. Steel industry capacity utilization has been operating in the 73% range during the past few weeks, which is above the fourth quarter average of approximately 69%. We expect to operate our facilities near full capacity during the first quarter with intermittent outages on some kilns based on inventory levels.

We are pleased to have successfully renewed annual contracts with all of our major zinc oxide customers for 2011. We expect shipments of zinc oxide to increase significantly in 2011 versus 2010 as we have completely restored our production capabilities. We anticipate a ramp-up of zinc oxide shipments during the first quarter of 2011 as we complete re-qualification testing with some customers and as other customers work down safety stocks. We believe that any loss of market share that may have resulted from the refinery incident will be partially offset by overall stronger demand for zinc oxide. We also expect to offset any lag in zinc oxide shipments with additional metal shipments albeit at lower margin. We expect to operate our zinc smelter at full capacity.

Relating to the insurance claim for the Monaca refinery incident, the Company will continue to pursue additional recovery of the cost of repairs and lost profit from 2010 under its business interruption and property insurance. We expect to file additional claims for any loss of zinc oxide business realized during the first half of 2011 as a result of the incident. While the final settlement will not be known for some time, a significant portion of the expected loss has been recognized and further recovery is expected.

INMETCO performed very well during its first full year as a Horsehead company adding $14.4 million of earnings before taxes for the year ended December 31, 2010. INMETCO operated at full capacity during 2010 and benefited from rising nickel prices and an improved product mix. We are investing in multiple projects to expand capacity and reduce operating cost at the Ellwood City operation. We expect to begin realizing some of these benefits during the first half of this year. Nickel prices have continued to rise during the first quarter of 2011 and INMETCO has implemented price increases on key contracts.

Horsehead previously announced completion of a preliminary feasibility study to construct a 150,000 ton per year zinc plant based on state-of-the-art “green” technology. Initial work has commenced on basic design and engineering and a site selection effort aimed at identifying a location for the plant is in progress. The goal is to produce zinc at much lower costs, to significantly reduce air emissions and to provide opportunities for the Company not only to serve its traditional hot-dip galvanizing and zinc oxide markets, but also to serve the broader market for special high grade zinc and the continuous galvanizing market as well.

The proposed new facility would utilize a lower-cost, environmentally-friendly solvent extraction and electrowinning technology to convert electric arc furnace-based feed and other recycled materials into special high grade zinc and other zinc products. This facility, which would replace our existing smelting capacity at Monaca, would, if completed, position Horsehead among the world’s low-cost zinc producers. The successful execution of this initiative would result in the sustainable production of zinc from recycled sources.

We anticipate that the site selection process will continue into the second quarter. If the project is approved by the Company’s Board of Director’s and financing is secured, construction could begin before the end of this year.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Friday, February 25, 2011, at 11:00 am EST to discuss its fourth quarter and year end results. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (800) 288-8960
International: (612) 332-0630

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://205.144.147.162/cgi-bin/confCast. Enter Conference ID# 190744 then click Go.

A replay of the call will be available beginning at 1:00 pm EST on Friday, February 25, 2011 and ending on Friday, March 14, 2011 at 11:59 pm EST. Dial in instructions for the replay are as follows.

Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 190744

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,000 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations and our expansion plans and initiatives, our ability to obtain environmental and regulatory approvals, the success of our expansion plans and initiatives and their impact on our future capacity and production costs, the impact of the Monaca incident on our continuing operations and the timing and cost of repairs and the availability and sufficiency of insurance. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended Dec 31,		Year ended Dec 31,
	2010	2009	2010	2009

Net sales	$96,299	$68,800	$382,362	$216,530
Cost of sales (excluding depreciation and amortization)	82,285	60,450	324,789	226,171
Insurance claim income	(19,267)	0	(19,267)	0
Gross profit (loss) (excluding depreciation and amortization)	33,281	8,350	76,840	(9,641)
Depreciation and amortization	5,400	5,026	18,612	15,982
S G & A expenses	4,366	5,651	18,672	17,080
Income (loss) from operations	23,515	(2,327)	39,556	(42,703)
Interest expense	306	790	1,226	2,340
Interest and other income	176	441	849	883
Income (loss) before taxes	23,385	(2,676)	39,179	(44,160)
Income tax provision (benefit)	8,752	(2,892)	14,409	(16,689)
Net income (loss)	$14,633	$216	$24,770	($27,471)

Earnings (loss) per diluted share	$0.33	$0.00	$0.57	($0.73)

Weighted average diluted shares outstanding	43,751	43,325	43,668	37,604

EBITDA (1)	$28,915	$2,699	$58,168	($26,721)

Balance Sheet Items (unaudited)

	December 31,	December 31,
	2010	2009

Cash and equivalents	$109,557	$95,480
Other current assets	123,153	105,930
Property, plant and equipment, net	218,652	191,307
Other assets	39,745	45,545
Total assets	$491,107	$438,262

Current liabilities	65,635	57,955
Long-term debt	255	255
Other long-term liabilities	52,207	34,635
Stockholders’ equity	373,010	345,417
Total liabilities and stockholders’ equity	$491,107	$438,262

Segment Information (unaudited)

	Quarter ended Dec 31, 2010
	Horsehead	INMETCO	Corporate and other reconciling items	Total
	Corporation
Net sales	$81,245	$15,292	($238)	$96,299
Income (loss) before tax	$18,935	$4,450	-	$23,385

	Year ended Dec 31, 2010
	Horsehead	INMETCO	Corporate and other reconciling items	Total
	Corporation
Net sales	$329,139	$54,162	($939)	$382,362
Income before tax	$24,800	$14,379	-	$39,179

(1)

EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

EBITDA	Quarter ended Dec 31,		Year ended Dec 31,
	2010	2009	2010	2009

Net income (loss)	$14,633	$216	$24,770	($27,471)
Income tax provision (benefit)	8,752	(2,892)	14,409	(16,689)
Interest expense	306	790	1,226	2,340
Interest and other (income) expense	(176)	(441)	(849)	(883)
Depreciation and amortization	5,400	5,026	18,612	15,982
EBITDA	$28,915	$2,699	$58,168	($26,721)

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000